Exhibit 99.1
FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:
Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
Mercantile Bank Corporation Reports First Quarter 2010 Results
GRAND RAPIDS, Mich., April 20, 2010 (GLOBE NEWSWIRE) — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported a first quarter 2010 net loss attributable to common shares of $2.96 million, or ($0.35) per diluted common share, compared to net losses of $4.49 million, or ($0.53) per diluted common share, and $36.4 million, or ($4.28) per diluted common share, for the 2009 first and fourth quarters, respectively. The major factor affecting Mercantile’s profitability for all three quarters was the magnitude of the provision for loan and lease losses, and additionally for the fourth quarter of 2009, the imposition of a $23.2 million valuation allowance on its net deferred tax asset.
With the establishment of the deferred tax asset valuation allowance, Mercantile’s ability to recognize federal income tax benefits during periods in which net losses are recorded is significantly limited, thereby distorting bottom line comparisons to earlier quarters. On a pretax basis, the 2010 first quarter loss was $3.07 million compared to the year-ago first quarter loss of $7.34 million, a 58.1 percent improvement due primarily to a higher level of net interest income and lower loan loss provision in the 2010 quarter.
Michael Price, Chairman and CEO of Mercantile Bank Corporation, commented, “The economic environment has been extremely challenging, and will likely remain difficult for at least the next several quarters. However, we continue to make steady progress improving the performance of our core banking activities. Over the past two years, we have implemented many strategic initiatives that have resulted in improved net interest income, lower controllable overhead costs, a decline in non-owner occupied commercial real estate loans, strong local deposit growth and significantly reduced levels of, and reliance on, wholesale funds. At all times, our Bank has maintained its “well-capitalized” status. Our improved fundamentals have not only helped mitigate the impact of asset quality costs in the current operating environment, but should have a lasting positive impact on future performance as well.
“By comparison, improvement in the performance of our problem credit portfolio has been achieved at a slower rate, and has been difficult to forecast. Improvement depends largely on external factors, namely, the health of the Michigan economy and our real estate markets, and unemployment levels. It appears that a return to a semblance of economic normalcy will take an extended period of time. Meanwhile, our charge remains to identify and resolve our problem lending relationships as expeditiously as possible, working in partnership with our customers to minimize credit exposure. We strive to maintain open communications with our customer base and preserve those credit relationships that we value. And with these valued customers, we have been proactive in meeting their credit as well as other banking needs.
“The timing and extent of Michigan’s economic recovery is uncertain. Our ability to right-size the bank in response to changes in the economic environment has allowed us to maintain our flexibility as well as our well-capitalized status without additional (and highly dilutive) common equity or capital that would involve significant additional expense. Over the past twelve months, our total assets declined by 15 percent, while our total risk-based capital ratio improved by 66 basis points. We are currently seeing limited creditworthy opportunities, and we have become more selective in our lending efforts as well. Our right-sizing strategy has allowed us to keep pace with economic conditions, yet maintain the capacity to grow through internally-generated equity as the economy improves.”
Operating Results
For the first quarter of 2010, total revenue, consisting of net interest income and noninterest income, was $17.0 million, up $3.1 million, or 22.6 percent, from the $13.8 million reported for the 2009 first quarter. Net interest income was $14.3 million compared to $11.8 million for the year-ago quarter, an increase of $2.5 million, or 21.2 percent, primarily due to an improved net interest margin. The 2010 first quarter net interest margin expanded by 97 basis points, or 42.5 percent, from the net interest margin in the prior-year first quarter, reaching 3.25 percent and more than offsetting the $331 million, or 15.4 percent, decline in average earning assets. Margin improvement resulted from the preservation of asset yield despite increased levels of nonaccruing assets, combined with sharply declining funding costs, primarily from repricing CDs and FHLB advances at lower interest rates as they matured.
First quarter 2010 noninterest income was $2.66 million, up $0.62 million, or 30.7 percent, from the $2.03 million generated in the first quarter of 2009. Since Mercantile will not be in a taxable position near-term, the Company elected to sell $20 million of its $60 million portfolio of tax-exempt municipal securities late during the quarter, realizing a $0.5 million gain on sale. Proceeds will be reinvested in taxable securities available for sale, primarily during early second quarter. In addition, Mercantile realized a $0.2 million gain on the sale of $5.5 million of the SBA-guaranteed portion of commercial loans. Excluding the gains of $0.7 million, recurring noninterest income declined 3.6 percent in the first quarter of 2010 compared to the first quarter of 2009. The 2010 first quarter was affected by a modest decline in overdraft service charges and lower mortgage banking income, partially offset by increased rental income from foreclosed properties and earnings on bank-owned life insurance.
The provision for loan and lease losses was $8.4 million for the 2010 first quarter compared to $25.3 million and $10.4 million for the linked and year-ago quarters, respectively. Mercantile continues to boost its loan loss reserve, which stands at 3.35 percent of total loans and leases as of March 31, 2010 compared to 1.79 percent at March 31, 2009.
Noninterest expenses for the first quarter of 2010 were $11.6 million, up $0.9 million, or 8.0 percent, from the prior-year first quarter, driven by greater nonperforming asset administration and resolution costs (namely, legal expenses, property tax payments, appraisal costs, and write-downs on foreclosed properties) as well as increased FDIC insurance premiums. First quarter 2010 nonperforming asset administration and resolution costs and FDIC insurance premiums totaled $3.7 million, more than double the $1.6 million incurred in the first quarter of 2009. Mercantile partially offset growth of these problem credit-related and FDIC costs by implementing initiatives that reduced controllable expenses; salaries and benefits, occupancy, furniture and equipment, and other operating expenses decreased by $1.2 million, or 13.2 percent, from first quarter 2009. Staff levels were reduced by 47 employees over the past twelve months, contributing to a 16.0 percent reduction in salary and benefit costs in the first quarter of 2010 compared to the year-ago first quarter.
Balance Sheet
Total assets as of March 31, 2010 were $1.90 billion, virtually unchanged from 2009 year-end. Loans and leases were $1.50 billion, a decline of $42.2 million, or 2.7 percent, since 2009 year-end. Compared to March 31, 2009, total assets declined by $337 million, or 15.0 percent, and loans and leases declined by $280 million, or 15.8 percent. Total real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $1.01 billion at March 31, 2010, a decline of $23.4 million, or 2.3 percent, from year-end 2009, and $153 million, or 13.2 percent, since the year-ago quarter-end. Commercial non-owner occupied real estate loans totaled $633 million at the end of the 2010 first quarter, a decrease of $15.8 million, or 2.4 percent, from year-end 2009, and $70.3 million, or 10.0 percent, from the year-ago quarter-end. Commercial owner-occupied real estate loans were $318 million at March 31, 2010, a decline of $7.9 million, or 2.4 percent, from year-end 2009, and $56.6 million, or 15.1 percent, since the year-ago quarter-end. Residential-related vacant land, land development, and construction loans totaled $60.9 million as of March 31, 2010, an increase of $0.3 million, or 0.4 percent, from year-end 2009, but a decline of $26.4 million, or 30.2 percent, from the year-ago quarter-end.

At March 31, 2010, securities and cash and cash equivalents represented 12.0 percent and 5.1 percent of total assets, respectively. Since Mercantile is not currently in a taxable position, the Company liquidated $20 million of its $60 million portfolio of tax-exempt municipal securities during the first quarter of 2010. Proceeds will be reinvested in taxable securities available for sale, and all securities, including the remaining municipal securities, are now included in the available for sale portfolio.
LOANS SECURED BY REAL ESTATE *

	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
Residential-Related:
Vacant Land	$20,871,000	$19,465,000	$20,630,000	$21,400,000	$22,244,000
Land Development	32,199,000	34,027,000	33,862,000	42,053,000	50,402,000
Construction	7,872,000	7,199,000	9,446,000	11,157,000	14,646,000

	60,942,000	60,691,000	63,938,000	74,610,000	87,292,000

Commercial Non-Owner Occupied:
Vacant Land	22,304,000	25,549,000	25,564,000	29,005,000	28,775,000
Land Development	19,058,000	19,402,000	22,412,000	23,469,000	24,636,000
Construction	52,107,000	65,697,000	79,339,000	94,225,000	93,322,000
Commercial Buildings	539,284,000	537,891,000	528,727,000	545,501,000	556,280,000

	632,753,000	648,539,000	656,042,000	692,200,000	703,013,000

Commercial Owner-Occupied
Construction	1,651,000	1,404,000	5,456,000	7,407,000	9,290,000
Commercial Buildings	316,302,000	324,451,000	349,335,000	359,610,000	365,250,000

	317,953,000	325,855,000	354,791,000	367,017,000	374,540,000

Total	$1,011,648,000	$1,035,085,000	$1,074,771,000	$1,133,827,000	$1,164,845,000

*	Excludes residential mortgage loans representing permanent financing of owner occupied dwellings and home equity lines of credit.
Total deposits at March 31, 2010 were $1.42 billion, up $18.6 million, or 1.3 percent, from December 31, 2009. Local deposits increased by $8.6 million to $685.3 million, led by growth in NOW and money market accounts, which more than offset the decline in local certificates of deposit. Since year-end 2009, brokered deposits increased $10.0 million to $735 million at March 31, 2010; they now account for 51.7 percent of total deposits, unchanged from year-end 2009.
Total wholesale funds were $940 million as of March 31, 2010, a decline of $7.6 million from year-end 2009 and $382 million from the year-ago quarter-end. As a percentage of total funds, wholesale funds equaled 54.5 percent at the end of the first quarter of 2010, down from 55.0 percent at year-end 2009 and 65.5 percent at the prior-year first quarter-end.
Asset Quality

Nonperforming assets at March 31, 2010 were $118 million, or 6.2 percent of total assets, compared to $112 million (5.9 percent of total assets) and $83.7 million (3.7 percent of total assets), respectively, at December 31, 2009 and March 31, 2009. Nonperforming assets increased by $5.9 million since year-end 2009 and $33.8 million from the year-ago quarter-end.
Robert B. Kaminski Jr., Executive Vice President and Chief Operating Officer of Mercantile Bank Corporation, addressed Mercantile’s ongoing efforts to identify and administer problem assets and minimize exposure associated with their resolution. “While we are still adding to our problem asset levels due to the continued difficult economic environment, one of the more encouraging signs in our markets for the past few quarters has been the increased interest demonstrated by potential investors in commercial properties. This interest has recently been translating into elevated sales activity.”
Commercial real estate assets, excluding land development and construction assets, accounted for the majority of the $118 million of nonperforming assets at March 31, 2010 — $63.9 million, or approximately 54 percent, up $5.5 million since year-end 2009 and $26.7 million since March 31, 2009. Non-owner occupied properties comprised approximately 73 percent of nonperforming commercial real estate assets at March 31, 2010. Nonperforming construction and land development (“C&D”) assets (both residential and commercial combined) were $38.5 million at March 31, 2010, accounting for 32.7 percent of total nonperforming assets; they increased by $2.4 million, or 6.7 percent, from year-end 2009 and by $9.9 million, or 34.7 percent, from March 31, 2009. At March 31, 2010, approximately 89 percent of nonperforming C&D assets were related to residential construction projects. Nonperforming non-real estate commercial loans and repossessed assets were $9.3 million at 2010 first quarter-end, a decline of $0.5 million from year-end 2009 and $3.9 million from the prior-year first quarter-end. Nonperforming owner-occupied and rental residential assets totaled $5.9 million at March 31, 2010, down $1.6 million from December 31, 2009, but $1.0 million higher than March 31, 2009.
NONPERFORMING ASSETS

	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
Residential Real Estate:
Land Development	$22,781,000	$19,722,000	$13,645,000	$10,422,000	$12,646,000
Construction	11,425,000	12,103,000	13,021,000	12,882,000	13,538,000
Owner Occupied / Rental	5,908,000	7,493,000	6,830,000	4,910,000	4,877,000

	40,114,000	39,318,000	33,496,000	28,214,000	31,061,000

Commercial Real Estate:
Land Development	3,031,000	2,971,000	4,621,000	2,292,000	2,383,000
Construction	1,238,000	1,268,000	228,000	0	0
Owner Occupied	17,311,000	19,918,000	21,429,000	17,378,000	8,753,000
Non-Owner Occupied	46,552,000	38,417,000	36,473,000	28,110,000	28,364,000

	68,132,000	62,574,000	62,751,000	47,780,000	39,500,000

Non-Real Estate:
Commercial Assets	9,303,000	9,758,000	14,510,000	10,629,000	13,155,000
Consumer Assets	8,000	8,000	8,000	8,000	31,000

	9,311,000	9,766,000	14,518,000	10,637,000	13,186,000

Total	$117,557,000	$111,658,000	$110,765,000	$86,631,000	$83,747,000

NONPERFORMING LOANS

	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
Past due 90 days+ and accruing interest	$0	$243,000	$3,040,000	$48,000	$2,426,000
Nonaccrual	88,450,000	81,818,000	87,190,000	73,623,000	71,943,000
Troubled debt restructurings	6,011,000	2,989,000	1,012,000	0	0

Total	$94,461,000	$85,050,000	$91,242,000	$73,671,000	$74,369,000

Since year-end 2009, Mercantile added $23.0 million of nonperforming assets to its problem portfolio and successfully disposed of $10.1 million through a combination of asset sales, principal paydowns and a return to performing status. Loan charge-offs accounted for a reduction of $6.1 million and OREO valuation write-downs were $0.9 million. Nonperforming assets increased a net $5.9 million during the first quarter of 2010.
NONPERFORMING ASSETS RECONCILIATION

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2010	2009	2009	2009	2009
Beginning balance	$111,658,000	$110,765,000	$86,631,000	$83,747,000	$57,421,000
Additions	23,054,000	22,308,000	39,815,000	18,768,000	31,745,000
Returns to performing status	(811,000)	0	(47,000)	0	(1,156,000)
Principal payments	(4,242,000)	(8,652,000)	(3,707,000)	(5,438,000)	(1,318,000)
Sale proceeds	(5,080,000)	(3,353,000)	(1,630,000)	(1,484,000)	(451,000)
Loan charge-offs	(6,117,000)	(7,862,000)	(8,578,000)	(8,785,000)	(2,209,000)
Valuation write-downs	(905,000)	(1,548,000)	(1,719,000)	(177,000)	(285,000)

Total	$117,557,000	$111,658,000	$110,765,000	$86,631,000	$83,747,000

Net loan and lease charge-offs for the 2010 first quarter were $6.2 million, or 1.6 percent of average loans and leases (annualized), compared with $10.9 million (2.7 percent annualized) and $5.6 million (1.3 percent annualized) for the fourth and first quarters of 2009, respectively.

NET LOAN CHARGE-OFFS

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2010	2009	2009	2009	2009
Residential Real Estate:
Land Development	$565,000	$2,204,000	$467,000	$1,060,000	$624,000
Construction	587,000	733,000	3,208,000	1,023,000	86,000
Owner Occupied / Rental	326,000	946,000	530,000	729,000	1,442,000

	1,478,000	3,883,000	4,205,000	2,812,000	2,152,000

Commercial Real Estate:
Land Development	617,000	45,000	0	74,000	0
Construction	0	0	0	0	0
Owner Occupied	1,091,000	1,140,000	1,254,000	593,000	75,000
Non-Owner Occupied	1,945,000	3,009,000	3,265,000	2,347,000	786,000

	3,653,000	4,194,000	4,519,000	3,014,000	861,000

Non-Real Estate:
Commercial Assets	1,012,000	2,788,000	2,232,000	4,918,000	2,475,000
Consumer Assets	9,000	(1,000)	7,000	35,000	136,000

	1,021,000	2,787,000	2,239,000	4,953,000	2,611,000

Total	$6,152,000	$10,864,000	$10,963,000	$10,779,000	$5,624,000

Capital Position
Shareholders’ equity totaled $138 million as of March 31, 2010, a decrease of $31.1 million, or 18.4 percent, from March 31, 2009. The Bank remains “well-capitalized,” with a total risk-based capital ratio of 11.2 percent as of March 31, 2010 compared to 11.1 percent and 10.8 percent at December 31 and March 31, 2009, respectively. The Bank’s total regulatory capital as of March 31, 2010 was $188 million, approximately $20.2 million in excess of the minimum 10.0 percent required to be considered “well-capitalized”. This past quarter, Mercantile’s Board of Directors elected to suspend future quarterly cash dividend payments on common stock until economic conditions and financial performance improve. Mercantile’s total shares outstanding at first quarter-end were 8,593,270.
Mr. Price concluded, “We are hopeful that the worst of the economic crisis is behind us, although we are aware that a return to full economic health will take an extended period of time. In the meantime, we believe we are well-positioned to weather the continued drag on our profitability with the strategies we have in place, and will continue to look for opportunities to enhance our core banking performance and maintain our well-capitalized status.”
About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals, and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Mercantile Bank Corporation
First Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$12,606,000	$18,896,000	$17,155,000
Short-term investments	9,475,000	1,471,000	30,032,000
Federal funds sold	74,352,000	1,368,000	90,099,000

Total cash and cash equivalents	96,433,000	21,735,000	137,286,000

Securities available for sale	212,949,000	182,491,000	161,484,000
Securities held to maturity	0	59,212,000	65,451,000
Federal Home Loan Bank stock	15,681,000	15,681,000	15,681,000

Loans and leases	1,497,624,000	1,539,818,000	1,778,057,000
Allowance for loan and lease losses	(50,126,000)	(47,878,000)	(31,884,000)

Loans and leases, net	1,447,498,000	1,491,940,000	1,746,173,000

Premises and equipment, net	29,141,000	29,684,000	31,697,000
Bank owned life insurance policies	45,436,000	45,024,000	42,807,000
Accrued interest receivable	7,057,000	7,088,000	8,597,000
Other real estate owned and repossessed assets	23,096,000	26,608,000	9,378,000
Other assets	25,632,000	26,745,000	21,210,000

Total assets	$1,902,923,000	$1,906,208,000	$2,239,764,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$118,391,000	$121,157,000	$112,617,000
Interest-bearing	1,301,818,000	1,280,470,000	1,538,666,000

Total deposits	1,420,209,000	1,401,627,000	1,651,283,000

Securities sold under agreements to repurchase	98,619,000	99,755,000	91,982,000
Federal funds purchased	0	2,600,000	0
Federal Home Loan Bank advances	190,000,000	205,000,000	260,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	16,829,000	16,890,000	16,825,000
Accrued expenses and other liabilities	6,056,000	7,242,000	17,339,000

Total liabilities	1,764,703,000	1,766,104,000	2,070,419,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	19,896,000	19,839,000	0
Common stock	173,631,000	173,576,000	172,194,000
Retained earnings (deficit)	(57,134,000)	(54,170,000)	(5,770,000)
Accumulated other comprehensive income (loss)	1,827,000	859,000	2,921,000

Total shareholders’ equity	138,220,000	140,104,000	169,345,000

Total liabilities and shareholders’ equity	$1,902,923,000	$1,906,208,000	$2,239,764,000

Mercantile Bank Corporation
First Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans and leases, including fees	$20,406,000	$25,185,000
Investment securities	2,743,000	2,776,000
Federal funds sold	31,000	47,000
Short-term investments	9,000	13,000

Total interest income	23,189,000	28,021,000

INTEREST EXPENSE
Deposits	6,497,000	12,841,000
Short-term borrowings	344,000	440,000
Federal Home Loan Bank advances	1,696,000	2,452,000
Other borrowings	346,000	483,000

Total interest expense	8,883,000	16,216,000

Net interest income	14,306,000	11,805,000

Provision for loan and lease losses	8,400,000	10,400,000

Net interest income after provision for loan and lease losses	5,906,000	1,405,000

NONINTEREST INCOME
Service charges on accounts	466,000	512,000
Gain on sale of commercial loans	220,000	0
Net gain on sale of investment securities	476,000	0
Other income	1,493,000	1,520,000

Total noninterest income	2,655,000	2,032,000

NONINTEREST EXPENSE
Salaries and benefits	4,665,000	5,552,000
Occupancy	750,000	921,000
Furniture and equipment	409,000	467,000
Nonperforming asset costs	2,504,000	983,000
FDIC insurance costs	1,186,000	634,000
Other expense	2,120,000	2,215,000

Total noninterest expense	11,634,000	10,772,000

Income (loss) before federal income tax expense (benefit)	(3,073,000)	(7,335,000)

Federal income tax expense (benefit)	(430,000)	(2,846,000)

Net income (loss)	(2,643,000)	(4,489,000)

Preferred stock dividends and accretion	320,000	0

Net income (loss) attributable to common shares	$(2,963,000)	$(4,489,000)

Basic earnings (loss) per share	($0.35)	($0.53)
Diluted earnings (loss) per share	($0.35)	($0.53)

Average basic shares outstanding	8,501,671	8,481,265
Average diluted shares outstanding	8,501,671	8,481,265

Mercantile Bank Corporation
First Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(dollars in thousands except per share data)	2010	2009	2009	2009	2009
EARNINGS
Net interest income	$14,306	13,511	13,567	12,450	11,805
Provision for loan and lease losses	$8,400	25,300	11,800	11,500	10,400
Noninterest income	$2,655	1,953	1,710	1,863	2,032
Noninterest expense	$11,634	10,835	12,517	12,364	10,772
Net income (loss) before federal income tax expense (benefit)	$(3,073)	(20,671)	(9,040)	(9,551)	(7,335)
Net income (loss)	$(2,643)	(36,087)	(5,286)	(6,225)	(4,489)
Net income (loss) common shares	$(2,963)	(36,406)	(5,606)	(6,388)	(4,489)
Basic earnings (loss) per share	$(0.35)	(4.28)	(0.66)	(0.75)	(0.53)
Diluted earnings (loss) per share	$(0.35)	(4.28)	(0.66)	(0.75)	(0.53)
Average shares outstanding	8,501,671	8,496,555	8,492,946	8,487,747	8,481,265
Average diluted shares outstanding	8,501,671	8,496,555	8,492,946	8,487,747	8,481,265

PERFORMANCE RATIOS
Return on average assets	(0.63%)	(7.28%)	(1.09%)	(1.19%)	(0.81%)
Return on average common equity	(8.62%)	(81.98%)	(12.26%)	(14.54%)	(10.50%)
Net interest margin (fully tax-equivalent)	3.25%	2.93%	2.85%	2.50%	2.28%
Efficiency ratio	68.59%	70.07%	81.93%	86.38%	77.85%
Full-time equivalent employees	251	257	265	278	298

CAPITAL
Period-ending equity to assets	7.26%	7.35%	8.79%	8.77%	7.56%
Tier 1 leverage capital ratio	8.77%	8.64%	9.70%	9.46%	8.49%
Tier 1 risk-based capital ratio	10.02%	9.92%	10.72%	10.48%	9.38%
Total risk-based capital ratio	11.29%	11.18%	11.98%	11.74%	10.63%
Book value per share	$13.64	13.86	18.19	18.71	19.70
Cash dividend per share	$0.01	0.01	0.01	0.01	0.04

ASSET QUALITY
Gross loan charge-offs	$6,846	11,225	11,545	11,111	5,740
Net loan charge-offs	$6,152	10,864	10,963	10,779	5,624
Net loan charge-offs to average loans	1.64%	2.72%	2.61%	2.47%	1.25%
Allowance for loan and lease losses	$50,126	47,878	33,443	32,605	31,884
Allowance for loan losses to total loans	3.35%	3.11%	2.07%	1.91%	1.79%
Nonperforming loans	$94,461	85,050	91,242	73,671	74,369
Other real estate and repossessed assets	$23,096	26,608	19,523	12,960	9,378
Nonperforming assets to total assets	6.18%	5.86%	5.49%	4.18%	3.74%

END OF PERIOD BALANCES
Loans and leases	$1,497,624	1,539,818	1,614,226	1,708,524	1,778,057
Total earning assets (before allowance)	$1,810,081	1,800,041	1,904,944	1,968,436	2,140,804
Total assets	$1,902,923	1,906,208	2,017,350	2,071,372	2,239,764
Deposits	$1,420,209	1,401,627	1,450,968	1,478,633	1,651,283
Shareholders’ equity	$138,220	140,104	177,291	181,692	169,345

AVERAGE BALANCES
Loans and leases	$1,516,898	1,585,523	1,663,510	1,749,919	1,821,428
Total earning assets (before allowance)	$1,823,828	1,874,752	1,935,637	2,050,071	2,155,278
Total assets	$1,920,751	1,983,111	2,042,355	2,146,593	2,254,307
Deposits	$1,433,091	1,421,850	1,469,264	1,558,206	1,658,323
Shareholders’ equity	$139,485	176,196	181,400	176,189	173,414